ADVANCE NANOTECH, INC.
600 Lexington Avenue - 29th Floor
New York, New York 10022

July 26, 2006

Jano Holdings Limited
Attention: Barbara Platts
Suite F8, International Commerce Centre
Main Road, Casemates
Gibraltar

Dear Ms. Platts:

As you know, Advance Nanotech, Inc. (the "**Company**") is a party to that certain Credit Facility dated as of May 3, 2004 with Jano Holdings Limited ("**Jano**"), along with the Senior Secured Grid Note dated as of the same date and a part thereof (collectively, the "**Jano Credit Facility**"). In consideration for extending the Jano Credit Facility to the Company, Jano also holds a warrant (the "**Warrant**") to purchase 6,666,666 shares of Company common stock.

As you may know, the Company has been growing, and recently has experienced a number of very exciting and positive developments. Due to our special relationship with you, as the Company's lender and warrant holder, I wanted to inform you more specifically of certain recent developments relating to our growth and to ask you to acknowledge and agree that certain transactions recently completed, or anticipated in the near future, do not and will not violate any of the covenants or other terms and conditions contained in the Jano Credit Facility.

First, the Company is in negotiations with Columbia University ("**Columbia**") to enter into two Research Agreements whereby the Company will sponsor certain research at Columbia. In connection with each Research Agreement, the Company shall deliver to Columbia an irrevocable standby letter of credit in the amount of $200,000 dollars. Such amount is equal to approximately one year of costs for each research project. Columbia shall be entitled to draw on the letter of credit in the event (1) Company fails to make a quarterly payment under either agreement or (2) either agreement is terminated by either party for any reason other than a material breach by Columbia. In the case of number 2 in the preceding sentence, Columbia shall be entitled to draw any quarterly payment then owing due and not paid and the portion of the salaries which have not been paid by the Company in the applicable year.

Columbia will be the first university based in the United States the Company enters into a transaction with. We believe this transaction would be favorable to the Company, and ask you to confirm that establishing the line of credit in favor of Columbia, on the terms outlined in this letter, will not violate any of the covenants or other terms and conditions contained in the Jano Credit Facility.

Second, as you are aware on May 28, 2004, the Company acquired 60% of Owlstone Limited in consideration for which the Company provided a $2.0 million facility over two years for the development of a chemical detection sensor. On October 5, 2005, all stockholders of Owlstone Limited agreed to exchange their shares on a one-for-one basis for shares in the newly incorporated Owlstone Nanotech, Inc. ("**Owlstone**"), a Delaware corporation. All operations, intellectual property, and commitments of Owlstone Limited were transferred to Owlstone, its new parent company. Around the same time, the facility provided to Owlstone was increased to $3 million. The facility bears no interest, and in exchange for the facility increase, the Company received 6,000,000 common stock shares of Owlstone. Following this additional share issuance, the Company now holds approximately 63.6% of Owlstone and the founders retain the other

36.4% of the total issued and outstanding capital of Owistone. The $3.0 million facility is currently maximized.

As you may know, Owlstone is currently in the process of raising its own finances. In the meantime, the Company now intends to extend a bridge loan to Owlstone on substantially the same terms and conditions included in the credit facility, except that Owlstone will pay back to Company, on demand, all money loaned to Owlstone in excess of the $3.0 million credit facility plus interest at a rate of 10% and provide the Company with warrants, with a life of five years, with 50% coverage at a strike price of $1.50. As of June 30, 2006, the Company has provided Owlstone with $115,000 in excess of the $3.0 million facility. The Company intends to continue to fund Owlstone until Owlstone concludes its capital raise.

We believe that additional funding to Owlstone above the $3.0M credit facility will be favorable to both the Company and Owlstone, and ask you to confirm that such additional funding, on the terms outlined in this letter, will not violate any of the covenants or other terms and conditions contained in the Jano Credit Facility.

As we have in the past, we thank you for your continued support. We are pleased with the developments to date, and look forward to reporting additional corporate opportunities as they present themselves. For our files, we kindly request that you sign this letter below to acknowledge your agreement that establishing the line of credit in favor of Columbia University will not, and the provision of a bridge loan to Owlstone above the $3.0M credit facility did not and will not, violate the terms, conditions or covenants of the Jano Credit Facility, and that the Company is entitled to draw down up to $20 million under the Jano Credit Facility, on the terms and conditions contained therein.

Should you have any questions, please do not hesitate to call me at (212) 583-0080.

Very truly yours,

ADVANCE NANOTECH, INC.,
a Delaware corporation

By: ______________________
Magnus R.E. Gittins
Chief Executive Officer and Chairman

ACKNOWLEDGED AND AGREED:

Jano Holdings Limited,
a Gibraltar corporation

By: ______________________
Barbara Platts